Exhibit 10.3

BALDWIN TECHNOLOGY COMPANY, INC.

NON-PLAN OPTION GRANT CERTIFICATE

This Certificate evidences the grant by Baldwin Technology Company, Inc. (the “Company”) of an option (the “Non-Plan Option”) to the individual whose name appears below, covering the specific number of shares of Common Stock of the Company ("Stock") set forth below.  The Non-Plan Option was not granted pursuant to the provisions of the 2005 Equity Compensation Plan (the "Plan") of the Company but was granted pursuant to the following express terms and conditions (even though the Non-Plan Option was not granted to the Grantee pursuant to the Plan, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Plan):

1.	Name of individual to whom the Non-Plan Option was granted ("Grantee"):
Mark T. Becker

2.	Number of Shares of Stock of the Company which are subject to the Non-Plan Option: 200,000 shares of Class A Common Stock

3.	Exercise price of shares subject to the Non-Plan Option: $1.20 per share

4.	Date of Grant of the Non-Plan Option: October 1, 2010

5.
Vesting and Exercisability:  The Non-Plan Option shall vest and become exercisable on October 1, 2011 as to the entire Number of Shares granted on the Date of Grant; provided, however, if prior to October 1, 2011, the employment of the Grantee by the Company pursuant to the Employment Agreement dated January 5, 2011 between the Company and Grantee (the “Employment Period”) is terminated (A) by the Company without Cause or (B) by the Grantee (1) for Good Reason or (2) within three (3) months following a Change of Control for any reason or no reason or (C) due to the Grantee’s death or permanent disability or incapacity, the Non-Plan Option shall immediately vest and shall become exercisable as to the entire Number of Shares.

6.
Expiration or Termination date of the Non-Plan Option:  The Non-Plan Option shall expire, if not sooner exercised, as of the close of business on September 30, 2020, regardless of Grantee’s status as an employee of the Company at any time after the time when the Non-Plan Option shall vest and become exercisable and prior to the date of exercise of the Non-Plan Option; provided, however, if prior to October 1, 2011, the Employment Period is terminated (y) by the Company for Cause or (z) by the Grantee without Good Reason and not within three (3) months following a Change of Control, the Non-Plan Option shall expire at such time.

7.	Type of Option: Non-qualified stock option.

Even though the Non-Plan Option has not been granted pursuant to the Plan, the text and all of the terms and provisions of the Plan (other than the terms and provisions of Section 6 (Limitations on Awards) of the Plan) are incorporated herein by reference, and the Non-Plan Option is subject to such terms and provisions in all respects other than as set forth in this Non-Plan Option Grant Certificate.  The Grantee hereby acknowledges receipt of a copy of the Plan as presently in effect.

At any time when the Grantee wishes to exercise the Non-Plan Option, in whole or in part, the Grantee shall submit to the Company a written notice of exercise, specifying the exercise date and the number of shares to be exercised.  Upon exercise, the Grantee shall remit to the Company the exercise price, plus an amount sufficient to satisfy the withholding tax obligations of the Company, if any, that may arise in connection with such exercise.

BALDWIN TECHNOLOGY COMPANY, INC.	Accepted and Agreed to:

By: /s/Gerald A. Nathe	By:	/s/Mark T. Becker
Gerald A. Nathe		Mark T. Becker
Chairman of the Board

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